Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 www.middleby.com

Middleby Announces Corporate Officer Retirement and Additions

-Martin Lindsay Retires, Brittany Cerwin and Matthew Fuchsen Named Company Officers-

Elgin Ill. (May 16, 2023) – Middleby (NASDAQ: MIDD) announced today the retirement of Chief Risk and Administration Officer Martin M. Lindsay and the appointment of two company officers. Brittany Cerwin was named Chief Accounting Officer and Matthew Fuchsen was named Chief Development Officer of the company.

Mr. Lindsay, a senior leader with Middleby for nearly 25 years, will be retiring at the end of July and plans to remain an advisor to the company until the end of 2023. He will begin this transition immediately and step down as a company officer.

Joining Middleby in 1999, Mr. Lindsay began his Middleby career at a time when the company market capitalization was less than $100 million with only a few brands and products in the commercial foodservice business. During his tenure the company grew to $8 billion in market capitalization and today exceeds $4 billion in sales with more than 150 brands across three business platforms.

“Martin was integral in shaping Middleby into the company it is today. His leadership was critical at a time when the company, and his responsibilities, expanded very quickly. Middleby has solidified its position as a global leader under Martin’s skilled guidance, developing a culture embraced by both our employees and customers. His deep expertise in corporate treasury, legal matters and human resources has Middleby well-positioned for the future,” said Tim FitzGerald, Middleby CEO. “Martin has been the cornerstone in solidifying our reputation of high integrity and strong ethics while keeping a heavy focus on our most valuable asset, our people. He has been a trusted business partner to me and the executive leadership team. He is leaving Middleby with a strong internal team he personally cultivated, to best support Middleby growth going forward. We are deeply appreciative of his efforts on behalf of Middleby, which has propelled the success of our customers and employees.”

Middleby also announced the addition of two corporate officers, Brittany Cerwin and Matthew Fuchsen as Chief Accounting Officer and Chief Development Officer.

Ms. Cerwin has been with Middleby for more than a decade in roles of increasing responsibility within the Middleby Corporate Accounting department. Most recently she was Corporate Controller, overseeing and directing the financial reporting functions of all Middleby brands and locations across the three business segments. She is responsible for the financial integration of new Middleby acquisitions, aligning their reporting and processes. Prior to joining Middleby in 2011 she was an auditor at Grant Thornton, LLP. Ms. Cerwin holds a bachelor’s and master’s degree in accounting from Bradley University.

“Our corporate accounting processes have evolved significantly due to Middleby’s rapid expansion through organic growth and acquisitions. Our internal processes are seamless and highly accurate because of Brittany’s expertise and effective team leadership. Her knowledge base is extremely valuable to our business divisions and financial teams worldwide, as Middleby sales have grown nearly five-fold since she joined the company,” said Mr. FitzGerald. “Britt has been instrumental in supporting company growth by partnering with our brands in all three business segments to achieve our financial goals. “

Mr. Fuchsen joined Middleby in 2011 to build the corporate tax team. He was promoted to VP of Tax in 2014 and since has assumed more responsibility identifying, managing and executing the company’s mergers and acquisitions strategy as VP of M&A and Tax. While he continues to oversee the corporate tax function, he leads the key strategic growth initiative of adding new companies to the Middleby portfolio. Before joining Middleby, Mr. Fuchsen was a senior manager with Deloitte Tax LLP. He received a bachelor’s and master’s in accounting degrees from Elmhurst (Ill.) University.

“Under Matt’s leadership, Middleby has built three strong industry leading platforms with a wide global reach. The addition of strategic acquisitions allows us to offer customers innovation to address current trends and future growth prospects,” said Mr. FitzGerald. “Since Matt joined Middleby he has been involved in about half of the company’s acquisitions to date. He has proven to be a true partner in leadership as we execute our strategic growth initiatives within our business segments.”

“Finally, I wish Martin the best as he embarks upon retirement. I am grateful for the opportunity I had to work with and learn from him for nearly 25 years, which was a transformational period for Middleby,” Mr. FitzGerald concluded. “I am also very excited Brittany and Matt are now company officers, as their skills and experience will be an asset as Middleby continues to evolve with our customers’ needs. These long-standing, highly respected Middleby executives have proven themselves as accomplished leaders and I am confident their input will greatly benefit the executive team as we continue to grow and build upon our success.”

ABOUT THE MIDDLEBY CORPORATION

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Supporting the company’s pursuit of the most sophisticated innovation, the state-of-the-art Middleby Innovation Kitchens showcases and demonstrates the most advanced Middleby solutions. In 2022 Middleby was named a World’s Best Employer by Forbes and is a proud philanthropic partner to organizations addressing food insecurity.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

Contact: Darcy Bretz, Director of Corporate Communications, (847) 429-7756.